Exhibit 107

Filing Fee Table

S-8

(Form Type)

Planet Image International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered(1)	Unit	Price(2)	Fee Rate	Fee
Fees to Be Paid	Equity	Class A Ordinary shares, par value HK$0.0001 per share(2)	Rule 457(c) and Rule 457(h)	5,352,621	$1.41	$7,547,195.61	0.00015310	$1,155.48
	Total Offering Amounts					$7,547,195.61		$1,155.48
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$1,155.48

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers Class A ordinary shares, par value of HK$0.0001 per share (the “Class A Ordinary Shares”), of Planet Image International Limited (the “Registrant”) issuable pursuant to the Planet Image International Limited 2025 Equity Incentive Plan (the “2025 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2025 Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the 2025 Plan.

(2)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A Ordinary Shares on May 12, 2025, as reported on the Nasdaq Capital Market.